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                                 EXHIBIT 13.3

                  Summarized Quarterly Financial Information
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First West Virginia Bancorp, Inc.
Summarized Quarterly Financial Information
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   A summary of selected quarterly financial information follows:

                                        First          Second
          1996                         Quarter         Quarter
   Total interest income              $2,372,377  $    2,473,455
   Total interest expense                916,012         958,753
   Net interest income                 1,456,365       1,514,702
   Provision for loan losses              14,400          14,400
   Investment Securities Gain (Loss)      (1,050)            339
   Total other income                    132,621         138,237
   Total other expenses                1,012,897       1,035,391
   Income before income taxes            560,639         603,487
   Net income                            374,361         405,277
   Net income per share (1)                 0.48            0.52

                                        First          Second           Third          Fourth
          1995                         Quarter         Quarter         Quarter         Quarter
                                    -------------   -------------   -------------   -------------
   Total interest income          $    2,064,169  $    2,194,348  $    2,312,087  $    2,366,105
   Total interest expense                760,643         848,967         902,119         909,099
   Net interest income                 1,303,526       1,345,381       1,409,968       1,457,006
   Provision for loan losses              29,400          13,400           3,800           3,000
   Investment Securities Gains                --          65,475              --         104,600
   Total other income                    158,872         121,699         150,440         118,641
   Total other expenses                  998,290         982,420         915,201       1,092,523
   Income before income taxes            434,708         536,735         641,407         584,724
   Net income                            294,323         358,502         418,489         399,033
   Net income per share (1)                 0.38            0.46            0.54            0.52

                                        First          Second           Third          Fourth
          1994                         Quarter         Quarter         Quarter         Quarter
                                    -------------   -------------   -------------   -------------
   Total interest income          $    1,915,105  $    1,921,166  $    1,960,923  $    1,985,852
   Total interest expense                716,662         709,533         717,420         724,757
   Net interest income                 1,198,443       1,211,633       1,243,503       1,261,095
   Provision for loan losses              35,400          35,400           3,000           3,000
   Investment Securities Gains           136,021              --              --             313
   Total other income                    213,309         117,207         145,119         112,736
   Total other expenses                  871,717         894,519         884,372         990,393
   Income before income taxes            640,656         398,921         501,250         380,751
   Net income                            420,195         271,489         328,885         267,144
   Net income per share (1)                 0.54            0.35            0.42            0.35

   (1) Adjusted for the 2 percent common stock dividend to stockholders of record as of December 1, 1995 and the two-for-one stock split effective April 15, 1994.

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